Exhibit 10.1

Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is entered into on April 30, 2015 by and among the following parties:

Party A: Meitai Investment (Suzhou) Co., Ltd. ( )

Domicile: No. 66 Huanfu Road, Suzhou Industrial Park

Party B1 (Transferor 1):	Zhong Jun Hao ( )

Party B2 (Transferor 2):	Li Jin ( )

Party B3 (Transferor 3):	Tong Ling Hong Xin Ling Xiang Investment Partnership ( ) (limited partnership)

Party B4 (Transferor 4):	Shanghai Yi Ju Sheng Yuan Investment Center ( ) (limited partnership)

Party B5 (Transferor 5):	Shanghai Ninecity Investment Holding (Group) Ltd. ( )

Party B6 (Transferor 6):	Shanghai Yi Ju Sheng Quan Equity Investment Center ( ) (limited partnership)

Party B7 (Transferor 7):	Shanghai Panshi Investment Co., Ltd. ( )

Party B1, Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 are hereinafter collectively referred to as “Party B”.

Party C (Target Company):	Shanghai All-Zip Roofing System Group Co., Ltd. ( )

Domicile:	146 Nanxing Road, Jinhui Town, Fengxian District, Shanghai

Party D: Solar Power, Inc. (a company incorporated in California), is the indirect controlling shareholder of Party A.

Domicile: 3400 Douglas Boulevard, Suite #285, Roseville, California 95661, U.S.A.

Xinwei Solar Power Engineering (Suzhou) Co., Ltd. ( ), an affiliate to Party A, Party B and Party C entered into the Share Purchase Framework Agreement on October 28, 2014 in regards with the Purchaser’s acquisition of 100% equity in the Target Company. Now, based on the due diligence results concerning the Target Company, the Purchaser hereby concludes the Agreement with respect to the purchase of 100% equity in the Target Company (hereinafter, the “Transaction”) after friendly consultation with the Parties, in line with the principles of mutual cooperation and benefit.

Purchaser	Meitai Investment (Suzhou) Co., Ltd. or associates designated thereby. Under the agreement, with respect to any “person”, this refers to the person that it directly or indirectly controls, or it is controlled by that person, or any other companies or entities that it jointly controls with that person or it is jointly being controlled by such other companies or entities.

Transferor

Party B or the associates of Party B who directly or indirectly control the equity of the Target Company after the domestic and overseas restructuring of the equity of the Target Company held by Party B.

As stated in the “Special Provisions in relation to the Target Company” hereof, Shanghai Panshi Investment Co., Ltd. and the other Transferors have reached a consensus that prior to the Closing they will acquire a portion of the equity in the Target Company.

The Parties	Purchaser, Transferor, Party C and Party D.

Target Company

Shanghai All-Zip Roofing System Group Co., Ltd. ( ) and its three subsidiaries, i.e. Jiangsu Zegao New Energy Construction Co., Ltd. ( ) and Jiangsu Fengze New Materials Co., Ltd. ( ) and Shanghai Aikang Sunshine Metal Technology Co., Ltd. ( ). Refer to Appendix 1 attached hereto for details of the said subsidiaries.

Shanghai All-Zip Roofing System Group Co., Ltd. (hereinafter, “Shanghai All-Zip”) was founded on April 1, 2004, in which, as of the execution of the Agreement, Zhong Jun Hao holds 72.2925% of the equity, Li Jin holds 8.505% of the equity, Tong Ling Hong Xin Ling Xiang Investment Partnership (limited partnership) holds 5.5% of the equity, Shanghai Yi Ju Sheng Yuan Investment Center (limited partnership) holds 5.3676% of the equity, Shanghai Ninecity Investment Holding (Group) Ltd. holds 4.2525% of the equity, Shanghai Yi Ju Sheng Quan Equity Investment Center (limited partnership) holds 4.0824% of the equity; The Target Company has a registered capital of RMB 45 million, with its legal representative being Zhong Jun Hao and its registered address being at 146 Nanxing Road, Jinhui Town, Fengxian District, Shanghai. Its scope of business covers design, processing, construction and installation of construction wall, construction door and window and steel structure projects, construction of interior decoration projects, wholesale and retail of mechanical equipment, processing, wholesale and retail of metal products, research and development, design, construction, whole, retail of the planes of solar energy buildings as well as the import and export business of goods and technologies (in the case of businesses requiring approval pursuant to the laws, pertinent business activities can only be started after the approval by the relevant departments is obtained).

Target Equity	100% equity interest in the Target Company, i.e. 100% equity interest in Shanghai All-Zip held by Party B and 100% equity interest in the three subsidiaries directly or indirectly held by Shanghai All-Zip.

Special Provisions in relation to the Target Company

For the purpose of completing the acquisition under the Agreement, the Target Company needs to carry out domestic and overseas restructuring. After the completion of the restructuring, the equity structure of the Target Company is outlined in Appendix 2 (the overseas equity structure of the Target Company registered and filed by relevant competent departments shall be regarded as final). The Purchaser will acquire the Target Company or the equity of the overseas shareholders of the Target Company in order to achieve the purpose of acquiring the equity in the Target Company by the Purchaser.

The costs and expenses of the Target Company for building the overseas structure shall be borne by Party B.

Closing	The Target Equity should be registered under the name of the Purchaser directly or indirectly (the date of completion of such registration is referred to as the “Closing Date”), within ten business days after the Purchaser and the Transferors jointly confirming fulfilment of all Conditions to Closing or after the date of mutual exemption, or within another time limit agreed upon between the Parties.

Approval required at the time of signing the Agreement

1. Upon the execution of the Agreement, the Purchaser confirms that it has obtained all necessary internal approvals and permissions.

2. Upon the execution of the Agreement, the Transferor and the Target Company confirm that they have obtained all necessary internal approvals and permissions in order to complete this transaction.

Subsequently executed clauses	The Parties agree that, unless otherwise stipulated in applicable laws or regulations, the final complete agreement concerning the Agreement and the aforementioned Transaction comprises of the Agreement and the appendixes attached hereto, and all other legal documents executed between the Parties for the purpose of completing the Transaction. All legal documents executed between the Parties for the purpose of completing the Translation should conform to the substantive and general contents agreed upon in the Agreement.

Purchase Price

1. Subject to the conditions agreed upon in the Agreement, based on the information provided by the Transferor, outcome of the due diligence conducted by the Purchaser and the Representations and Warranties agreed upon in the Agreement, the purchase price of this equity transfer RMB275 million. This Purchase Price is the total purchase price payable by the Purchaser for the equity transfer.

2. Any liabilities and/or contingent liabilities incurred by the Target Company prior to the Closing which are not disclosed to the Purchaser shall be borne entirely by Party B1.

Payment Terms

The Purchase Price at which the Purchaser shall acquire from the Transferor 100% of the equity in the Target Company shall be paid in the form of shares in Party D (hereinafter, the “Target Shares”), the number of which shall be determined on the basis of the transfer of the Target Company. At the Closing of the Purchaser’s acquisition of 100% equity in the Target Company, the number of Target Shares to be received by the Transferor shall be determined based on the share price of USD2.38/share (the USD-RMB exchange rate should be determined according to the parity exchange rate released by the People’s Bank of China on the business day preceding the Closing Date). The transfer of the Target Shares should be conducted pursuant to the Regulation S under the Securities Act of 1933 (US) and in compliance with all relevant securities laws of the USA and California laws. Party D will, within 15 business day after the Closing, equity warrants to the then overseas shareholders of the Target Company (i.e. offshore shareholding platform companies of Party B1 and Party B2 and Party B7’s associates) as representation of Target Shares they acquired.

With respect to the Target Shares,

1. After the Closing, the listing of and the trading in Party D’s Shares that the Transferor will obtain in consideration of the 60% equity in the Target Company will be conducted in accordance with the related listing and trading rules of the stock exchange on which Party D is listed.

2. The listing of and the trading of Party D’s Shares that other Transferors will obtain in consideration of the 40% equity in the Target Company will be conducted in accordance with the related listing and trading rules of the stock exchange on which Party D is listed as follows:

For the three years immediately after 2014, the said Shares shall be subject to a 3-year lock-up linked to the Target Company’s net profit, audited by the auditor designated by Party D, as reflected on its consolidated financial statements in each of such years, i.e. without the permission of Party D in writing, none of the said Shares shall be transferred in any form to any third parties. The Shares of Party D held by the Transferors may be transferred by the Transferors by yearly installment in 2015, 2016 and 2017 subject to the Target Company’s fulfilling the pre-set cumulative net profit targets (based on the audited results calculated according to the GAAP; the same will continue hereinafter). (A) If the Target Company’s net profit reaches or exceeds RMB 30 million in 2015, 15% of the Shares will be released, (B) If the Target Company’s cumulative net profit in 2015 and 2016 reaches or exceeds RMB 64.50 million, a cumulative total of 30% of the Shares will be released, and (C) If the Target Company’s cumulative net profit in 2015, 2016 and 2017 reaches or exceeds RMB 104.175 million, all the remaining 40% of the Shares locked will be released on a cumulative basis. On the contrary, in the event that the Target Company fails to achieve the cumulative net profit targets as specified above in any of such three years, none of the Locked Shares can be released during that year. The portion of Locked Shares affected will be released in the year when the target cumulative net profit is fulfilled.

3. In addition, without Party D’s consent in writing, the Transferors shall not sell, transfer, mortgage or pledge, in any form, any Target Shares held by them, or set any priority, restrictions or other encumbrances on the Target Shares within three months after Target Share acquisition (calculated from the day when the equity warrant is obtained).

Representations and Warranties of the Transferor and the Target Company

The Transferor and the Target Company jointly and severally make the following statement and guarantee to the Purchaser, except matters disclosed in Appendix 3, Letter of Disclosure. Unless expressly stipulated otherwise in other clauses hereof, all the following representations and warranties shall be deemed to only have been made on the date of signing of the Agreement, and is reaffirmed at the Closing Date.

1. Each of the Target Companies shall be a legal entity established and existing under the laws of the jurisdiction of its incorporation. With the exception of Shanghai Aikang Sunshine Metal Technology Co., Ltd., all the other Target Companies shall have paid their respective registered capital in full; all the internal corporate approvals and all the governmental approvals shall have been obtained regarding their incorporation and continuation; and the filing and registration with all necessary government authorities shall have been completed.

2. The Target Equity shall have been legally acquired by the Transferor. The equity held by Party C in its subsidiaries shall be legally and validly acquired by it, and the Target Equity shall not be subject to any mortgage, pledge or any other third-party right restrictions, or have any other defects.

3. Except the matters disclosed to the Purchaser, the execution of the Agreement and the consummation of the transactions contemplated hereunder by the Transferor and the Target Company do not violate any laws, regulations, rules or decrees applicable to them, and all necessary government approvals, registration or record-filing have been, or will be, obtained; such transactions do not violate their articles of association or any other constitutional documents, nor do them violate any contract, agreement or other documents with the Transferor or the Target Company as the object, to which the Transferor or the Target Company is a party, or binding on their assets, and nor will such transactions result in acceleration of any of the Transferor or the Target Company’s obligations under any loan agreement to which they are a party; and all necessary third-party consent has been obtained.

4. Except the matters disclosed to the Purchaser, none of the Target Companies currently breach or have breached in the past any relevant laws or regulations in any material aspects, which may result in any civil liabilities, administrative penalties or otherwise cause any losses to the existing businesses of such Target Company or to the businesses that it contemplates to carry out.

5. Each of the Target Companies respectively possesses all the necessary approval of the existing businesses that it carries out in all material aspects. The above approval shall be valid and shall continue to exist, and based on its reasonable judgment, it is aware that such approval will not be revoked, cancelled or withdrawn, and it does not recognize any circumstances under which such approval may be revoked, cancelled or withdrawn.

6. All the assets and other assets (other than any inventory disposed of in the ordinary course of business) obtained or used by each Target Company shall be legally and beneficially owned by such Target Company, free from any encumbrance, or occupied by such Target Company to the extent of being occupiable. Each Target Company possesses or leases all the necessary assets to effectively carry out its existing business; all the full set of equipment, machinery, vehicles and equipment directly related to the main business of each Target Company which are owned, leased or used by such Target Company shall be in a good condition and shall have been properly repaired and maintained.

7. The establishment and each of the changes of the Target Company shall conform to the laws and regulations; all approvals, record-filing and licenses which are required by the laws and regulations to be obtained by the Target Company for the projects, at (each of its respective) current stage, involved in the Target Company’s various business operations shall have already been obtained, or the Target Company shall have submitted relevant applications for obtaining such approvals, record-filing and licenses; the construction of all the projects of the Target Company shall conform to the laws and regulations, and they have not violated the provisions of the relevant laws and regulations.

8. All necessary approvals, record-filing and licenses required by the laws and regulations for existing construction projects of the Target Company, at (each of its respective) current stage, shall have already been obtained, or the Target Company shall have submitted relevant applications for obtaining such approvals, record-filing and licenses; the construction of all the existing construction projects of the Target Company shall conform to the laws and regulations, and they have not violated the provisions of the relevant laws and regulation; and according to the current construction progress of such existing projects, the Target Company shall be able to successfully obtain the real estate ownership certificate upon project completion.

9. Based on the reasonable judgment of Party B and the Target Company, the changes of the board of directors of the Target Company will not cause any major agreement of the Target Company to be terminated; will not subject the rights of the Target Company to any material adverse effect; and will not cause any major clients or suppliers of the Target Company to continue as its clients or suppliers not with the same degree and not of the same nature as they previously were prior to the date of the Agreement and the Closing date.

10. None of the Target Companies has authorized anyone such that he can represent such Target Company to enter into contracts, except for staff with authorization (including the legal representative, directors, senior management and other managerial staff of such Target Company) to enter into contracts of routine transactions within their normal scope of duties.

11. The financial statements of each Target Company shall be prepared according to the relevant applicable laws and the requirements of the accounting standards, and they shall be complete, accurate in all material aspects and shall contain true and fair indications of the financial conditions of assets and liabilities and profits and losses of such Target Company on the dates involved and during the periods involved of those financial statements; they shall match the books and records of such Target Company in all material aspects; those accounts and records shall be accurate in all material aspects, and they shall have been made in accordance with the relevant applicable accounting standards and laws.

12. Each Target Company shall have submitted all tax returns and reports in accordance with the provisions of the relevant laws, and such tax returns and reports shall be true and accurate in all material aspects; none of the Target Companies has violated any relevant laws and regulations in the taxation aspect; Tax incentives enjoyed by the Target Companies shall have be legitimate and valid.

13. Each Target Company obeys all applicable environmental protection laws and regulations, and has not violated such laws or regulations in any material aspect; it holds and obeys the environmental protection licenses required by those laws and regulations in all material aspects, and has not violated any such licenses in any material aspect.

14. Each Target Company obeys all the relevant laws and regulations in the applicable social insurance and accommodation reserve aspects, and has not violated such laws and regulations in any material aspect. As of the date of the Agreement, the Target Companies do not have any unsettled or potential labor dispute arbitration or litigation cases with their existing or former employees.

15. There is no material defect in the internal control systems including the financial systems of the Target Company.

16. All the account receivables of the Target Company can be effectively collected as agreed.

17. Except for matters already disclosed to the Purchaser, as of the date of the Agreement, the Target Companies shall not have any unfulfilled loan or borrowing (including corporate bond related contracts) contracts or any other contracts involving any payable liabilities or contingent liabilities.

18. Except for matters already disclosed to the Purchaser, as of the date of the Agreement, the Target Companies shall not have any unfulfilled financing documents or relevant agreements or instruments with restrictions on other shareholders exercising their shareholder rights, nor shall they have any agreement documents with restrictions on the Transferor for transferring equity in the Target Companies, or restrictions on profit distribution of the Target Companies.

19. All major operations of the Target Companies and the risks involved therein shall have been fully and completely disclosed to the Purchaser, and there shall not be any contingencies or risks that may result in any losses to the Purchaser.

20. Documents, materials and information provided by the Target Companies to the Purchaser, for the purpose of performing the Agreement, shall truthfully, completely and accurately represent their financial status and results of operations during the corresponding periods.

21. Except for those related with the Transaction, the Target Companies have no other associate companies that need to be disclosed to the Purchaser.

22. The Target Companies shall have already obtained the ownership of, and the right to use, trademarks, patents, non-patented technology and other intellectual properties involved in their operations; and the Target Companies shall have the right to capitalize on all or part of the intellectual properties owned by the Target Companies by implementing or using such properties, or through any other lawful means such as license-based intellectual property use, implementation or transfer.

23. Any intellectual property (e.g. patent, trademark and non-patented technology) used by the Target Companies shall not infringe upon the rights of any third parties; no individuals or entities have raised any claims regarding the Target Companies’ use of intellectual properties, or any questions or doubts over the legitimacy or validity of any pertinent licenses or agreements; the Target Companies shall be able to continue to own or use the aforementioned intellectual properties currently owned or used by them.

24. The Target Companies shall not have any major liabilities or contingent liabilities affecting their normal routine operations.

25. Except for matters already disclosed to the Purchaser, the Target Companies shall not have any unsettled litigation, arbitration or other legal proceedings at any court, tribunal or administrative departments, which are targeted at any Target Company, pose threat to any Target Company, may prohibit the conclusion of the Agreement, or affect the effectiveness of the Agreement in any other forms; Party B and the Target Companies currently are not aware of any disputes or violations that may lead to any of the aforementioned litigation, arbitration or administrative penalties.

26. The Target Companies have not reached or formed any lending or borrowing arrangements with their directors or senior managers.

27. Party B undertakes not to appropriate any of the Target Companies’ assets or funds, and not to require any of the Target Companies or any of their associates to provide any forms of guarantees.

28. All major contracts currently being performed by the Target Companies shall be legitimate and valid; none of the Target Companies have breached any major contracts.

29. All Transferors shall acquire the Target Equity as consideration only for investment purposes, without any intent or willingness to distribute the Target Equity. None of the Transferors have promised to any other person, entered into any memorandum of understanding or concluded any agreement involving any acts violating the securities laws of the USA.

30. All Transferors are “non-Americans” as defined under Regulation S of the Securities Act of 1933, which is subject to amendments from time to time. None of the Transferors acquire the Target Equity on behalf of any “Americans”.

31. All Transferors acknowledge that the below passage or a restrictive sign along the same lines will be contained in the equity warrant that they receive from Party D:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

32. No brokers, investment banks or any other persons are entitled to requesting commission or any other similar payments for any Transferor’s acquisition of the Target Equity.

Undertakings of Party B1

1. With respect to uncompleted lease registration for the Target Companies’ current rental properties, Party B1 undertakes to complete record-filing registration for relevant rental properties prior to the Closing date; in the event that any administrative penalties or other losses are caused to any of the Target Companies due to uncompleted record-filing registration for any of the Target Companies’ rental properties, Party B1 assumes all liabilities resulting therefrom.

2. With respect to tax payments of the Target Companies, Party B1 undertakes to assume all responsibilities for paying any overdue taxes (including withheld taxes; the same hereinafter) incurred by the Target Company or other potential tax risks occurred prior to the Closing date, and/or any other expenses (e.g. tax repayment, late fees and penalties), or all losses arising from the aforementioned potential tax risks.

3. With respect to accounts receivable of the Target Companies, if any of the Target Companies’ accounts receivable cannot be effectively recovered as previously agreed, Party B1 shall be liable to the Purchaser for the amount of payment which cannot be recovered.

4. With respects to the utility model patents, “a device for processing C-bend arc purlin”, co-owned by the Target Company and Shanghai Baosteel Color Steel Construction Co., Ltd., Party B1 is liable for all losses incurred to the Target Company and/or the Purchaser if the co-owner makes a claim against the Target Company’s use of the patent, or if any other third party makes a claim against the Target Company’s infringement on any other intellectual property rights.

5. The Target Company has not breached any provisions under the State-Owned Construction Land Use Right Transfer Contract (Hu Feng Gui Tu (2012) Transfer Contract No. 159) entered into between it and the Planning and Land Administration Bureau of Fengxian District, and the relevant Supplementary Contract (Hu Feng Gui Tu (2013) Transfer Contract Supplement No. 69). Party B1 is liable for any liquidated damages or any other losses incurred by the Target Company after the Closing date due to the Target Company’s violations of the aforesaid contracts prior to the Closing date.

6. Jiangsu Fengze New Materials Co., Ltd. has not sustained any losses due to the land return claim under the State-Owned Construction Land Use Right Transfer Contract (contract number: 3209822012YC0171) that it signed with Dafeng Municipal State-Owned Land and Resource Bureau. Jiangsu Fengze New Materials Co., Ltd. will receive in full the deposit and land transfer price already paid by it. If Jiangsu Fengze New Materials Co., Ltd. sustains any losses arising from the land return or other land related issues, Party B1 assumes all liabilities resulting therefrom.

7. Party B1 undertakes to change the company name of the Social Insurance Registration Certificate currently registered under the name of Shanghai All-Zip Solar Metal Roofing Engineering Co., Ltd. (predecessor of Shanghai All-Zip) to Shanghai All-Zip, and guarantees that the said Social Insurance Registration Certificate is within the validity period; Party B1 bears all related expenses, as well as the responsibility for any administrative penalties imposed on the competent department or any relevant expenses or losses caused to the Target Company as a result of its failure to modify or renew the certificate.

8. Party B1 undertakes to change the company name of the 6 registered trademarks (refer to Appendix 4 for details) currently registered under the name of Shanghai All-Zip Solar Metal Roofing Engineering Co., Ltd. (predecessor of Shanghai All-Zip) to Shanghai All-Zip; Party B1 bears all related expenses, as well as the responsibility for any restrictions on the Target Company’s intellectual property rights or any relevant expenses or losses caused to the Target Company as a result of its failure to make the modification in time.

9. Party B1 and Party B2 have not paid the personal income taxes payable by Party B1 and Party B2 for retained earnings reserve following the Target Company’s joint-stock restructuring in December 2011; Party B1 undertakes that it bears all such person income taxes and is responsible to pay them off in full; Party B1 bears all responsibilities for any penalties imposed on the Target Company by the competent tax department or any relevant expenses or losses caused to the Target Company as a result thereof.

10. Party B1 guarantees that, as of the Closing date, the Company’s cash balance on the book is at least RMB1 million; if the Target Company’s cash balance at the Closing date is less than RMB1 million, Party B1 will make up the difference in full.

11. With respect to the Working Capital Loan Contract between Shanghai All-Zip and the Jiading (Shanghai) Branch of China Everbright Bank, Party B1 undertakes to obtain the written consent of Jiading (Shanghai) Branch of China Everbright Bank for the transfer of the equity in Shanghai All-Zip prior to the Closing date.

12. Party B1 undertakes, and will urge core staff members (refer to Appendix 5 for a list of the names of the core staff members) of the Target Company to undertake, that they will enter into a new employment contract and Non-Compete Agreement with the Target Company within one month after the Closing date (A separate management agreement will be concluded between Party B1 and the Purchaser. Where the employment contract already contains non-compete clauses, it is unnecessary to execute a separate Non-Compete Agreement).

13. Party B1 is liable for any losses or compensation incurred by the Target Company arising from any litigation concerning matters for which a written consent has not been obtained from the Purchaser between the date of the Agreement and the Closing date.

Representations and Warranties of the Purchaser

The Purchaser makes the following Representations and Warranties to the Target Company. Unless expressly stated otherwise in other clauses hereof, each of the Representations and Warranties below shall be deemed to only have been made on the date of signing of the Agreement, and is reaffirmed at the Closing Date.

1. The Purchaser shall be a legal entity established and existing under the laws of the jurisdiction of its incorporation.

2. Executing and performing the Agreement by the Purchaser does not violate its registration documents or regulations; no separate permission, waiver, consent, instructions, authorization or approval need to be obtained from any organizations of the American government for Party D’s execution and performance of the Agreement, nor is any separate registration, record-filing or notification obligation required, except (i) reporting and disclosure made to the to the U.S. Securities and Exchange Commission; (ii) permissions, consents, instructions, authorization, regulations, statements and record-filing that need to be obtained pursuant to the securities regulations of California; and (iii) any other permissions, waivers, authorization, approval or registration, lack of which does not cause any material adverse effect.

3. Executing and performing the Agreement by the Purchaser and Party D does not conflict with any decree, instrument, prohibition, judgment or order, ordinance, regulation or statute applicable to the Purchaser, Party D, their subsidiaries or any assets or properties thereof, nor does it violate any of such decrees, instruments, prohibitions, judgments, ordinance, regulations or statutes; and nor does it impose any liens, encumbrances, claims, security interests, or restrictions, under any major contracts, upon the Purchaser, Party D, their subsidiaries or any major assets or properties thereof.

4. The Target Equity issued by Party D does not involve any equity issuance/sale related pre-emptive rights, co-sale right, registration rights, right of first refusal or other similar rights.

5. Necessary authorization has been obtained for the Target Equity to be issued by Party D to the Transferor pursuant to the Agreement; upon the equity warrants being issued by Party D to Party B1, Party B2, Party B7 and their associates, as representation of their respective acquisition of the Target Equity, such equity issued shall be shares properly issued pursuant to applicable US federal securities laws and have been fully paid, and the issuance does not violate any subscription/share purchase related pre-emptive rights or other similar rights.

Undertakings of the Purchaser

1. The Purchaser and Party B1 shall enter into a management agreement.

2. Upon completion of the acquisition, the Target Company shall be responsible for the construction of all of Party D and its associates’ EPC projects in East China (including Shanghai, Jiangsu, Zhejiang, Anhui, Shandong, Jiangxi and Fujian); the actual implementation process shall be separately agreed upon between the two parties in the management agreement.

3. Upon completion of the acquisition, the Target Company shall be responsible for the construction of Party D and/or its associates’ roof distributed power generation projects in China (excluding Hong Kong, Macao and Taiwan – to avoid ambiguity); the actual implementation process shall be separately agreed upon between the two parties in the management agreement.

4. Prior to the Closing date, Party B1 retains all its operational autonomy enjoyed by it before the execution of the Agreement, unless otherwise stipulated in the protection provisions.

Conditions to Closing

1. The representations and warranties in the Agreement made by the Transferor and Target Company remain valid and accurate on the closing date, and the Purchaser has not discovered any material misstatement of the Transferor and/or the Target Company. No events or situations that have material or potentially material adverse impact on the legal registration, business permit, intellectual property rights, assets and liabilities, business operations, finance and tax, project construction, environmental protection or other major aspects of the Target Company have occurred before the closing date;

2. The representations and warranties in the Agreement made by the Purchaser and Party D remain valid and accurate on the closing date, and the Transferor has not discovered any material misstatement of the Purchaser and/or Party D. No events or situations that have material or potentially material adverse impact on the legal registration, business permit, intellectual property rights, assets and liabilities, business operations, finance and tax, project construction, environmental protection or other major aspects of Party D have occurred before the closing date;

3. Where in accordance with the applicable laws, the transactions involved in the Agreement require government approval, registration, filing, reporting and other procedures (if required) in any jurisdiction in which any Party is incorporated or located, all the necessary approval or permission documents have been obtained;

4. The Purchaser and the Transferor have obtained the formal approval (if required) of the relevant decision-making bodies (including but not limited to the board of directors/shareholders’ meeting/superior competent authorities, etc.) on matters relating to the Equity Transfer of the Target Company;

5. There are no rights restrictions like third-party pledge or freeze-out of the Target Equity held by the Transferor;

6. Shanghai All-Zip has completed the registration of changes in company name on the Social Security Registration Certificate from Shanghai All-Zip Solar Metal Roofing Engineering Co., Ltd. ( ), the predecessor of Shanghai All-Zip, to Shanghai All-Zip, and the said Social Security Registration Certificate is still valid;

7. Shanghai All-Zip has submitted the application for the registration of trademark changes to change the name of the owner of 6 registered trademarks from Shanghai All-Zip Solar Metal Roofing Engineering Co., Ltd. ( ), the predecessor of Shanghai All-Zip, to Shanghai All-Zip;

8. Shanghai All-Zip has obtained the written consent of Shanghai Jiading Sub-branch of China Everbright Bank regarding its equity transfer;

9. At the time of two capital boosts to Shanghai All-Zip in October and November 2011, with respect to the capital increase agreements signed by the then shareholders of Shanghai All-Zip and Party B3, Party B4 and Party B6, Party B1 has taken the responsibility for unwinding the said agreements, or all the arrangements in the said agreements that make Party D and/or the Target Company subject to more obligations have been removed;

10. The Parties have signed the legal documents necessary for closing;

11. The Purchaser has completed the signing of relevant management agreements with Party B1, or this condition is exempted by both parties in writing;

12. With respect to Shanghai Aikang Sunshine Metal Technology Co., Ltd. ( ), a subsidiary of the Target Company, Party B1 has completed the deregistration of the said company. Or, the Target Company has paid in full the remaining paid-in capital of RMB 4 million for Shanghai Aikang Sunshine Metal Technology Co., Ltd. ( ) before the closing date. Or, this condition is exempted by the Purchaser in writing.

Protective Provisions

1. From the signing date of the Agreement to the closing date, Party B shall act as a manager in good faith to discharge its duty of daily operation and management of the Target Company.

2. Before the closing date, in case of any of the following major events of the Target Company, a written consent of the Purchaser must be acquired in advance:

(1)    Amendment of the Articles of Association;

(2)    Acquisition, merger, restructuring (except for the restructuring for the purpose of the Transaction), liquidation, break-up or dissolution;

(3)    Sale, pledge, guarantee, lease, transfer or disposal of material assets, transfer or permit of relevant external investments, concession or intellectual property rights (other than those that have already occurred and been told to the Purchaser before the signing date of the Agreement, or those necessary for daily operations);

(4)    Transfer of shares to investors other than the Purchaser or permission of other investors to hold shares of the Target Company by subscribing to additional registered capital or other means;

(5)    Allocation of profits;

(6)    Disposal by existing shareholders of their shares of the Target Company held directly/indirectly;

(7)    Establishment of new photovoltaic power plants;

(8)    Acquisition or investment in photovoltaic power plants;

(9)    Additional investment in existing photovoltaic power plant project companies;

(10)  Affiliated transactions;

(11)  Loan provision to directors, senior management, employees or shareholders;

(12)  Signing of any credit or loan contracts (including corporate bond issuance) or other contracts associated with payables or contingent liabilities that exceed RMB 5 million; guarantee or investment exceeding RMB 5 million (inclusive);

(13)  Purchase of shares or equity of listed or unlisted companies;

(14)  Change of directors;

(15)  Adoption or alteration of significant business and operational plans of the Company, inconsistency with existing business plan as a result of material changes in the strategic direction or business of the Company;

(16)  Annual budget;

(17)  Technology transfer or granting of technology license to other parties;

(18)  Change of auditor or any material changes in the accounting system or policies.

Taxes and Expenses	Each party will bear the taxes and expenses arising from the Transaction respectively.

Guarantee on Performance of the Agreement

To ensure the interests of the Purchaser and the Target Company, Party B1 agrees to provide guarantee (hereinafter referred to as the “guarantee on performance of the Agreement”) in the following manner on all the expenses it needs to assume as a result of possible violations of representations, warranties or commitments in the Agreement or of any arrangements in the Agreement as well as on compensations for all the losses caused to the Purchaser and/or the Target Company:

1. Before the closing date, if the Transferor needs to assume all the expenses as a result of its violations of any representations, warranties, commitments or other arrangements in the Agreement as well as the compensations for all the losses caused to the Purchaser and/or the Target Company, the Purchaser has the right to directly deduct such amount of expenses and compensations from the Purchase Price;

2. After the closing date, Party B1 agrees to give 25% of the 40% Locked Shares as agreed under Point 2 of the first clause under the Payment Terms of the Agreement (i.e. 10% of all the shares acquired by the Transferor) to the Purchaser as a pledge and use this as its guarantee on performance of the Agreement. The pledge period is one year (i.e. 365 days) since the closing date. If the Transferor needs to assume all the expenses as a result of its violations of any representations, warranties, commitments or other arrangements in the Agreement as well as the compensations for all the losses caused to the Purchaser and/or the Target Company, the Purchaser has the right to be among the first to benefit from the amount of money received from disposing the pledged shares.

Liability for Breach of the Agreement

(1) Except for otherwise stipulated under (2) and (3), in the event that any party violates any warranties, commitments, conditions, agreement or any other rules specified hereunder, which in turn causes any charges, liabilities or any direct economic losses to other party (parties), the breaching party shall bear and compensate the aforementioned charges, liabilities or losses caused to other party (parties). The compensation shall be equal to the actual losses suffered by the non-breaching party as well as all the benefits lost by the non-breaching party as a result of the breach. The compensation does not affect other rights and welfare the non-breaching party is entitled to with respect to the cases of breach of any clauses hereunder by the breaching party in accordance with the applicable laws and regulations and the Agreement. The rights and welfare the non-breaching party is entitled to with respect to the cases of breach of any clauses hereunder by the breaching party shall remain valid upon the cancellation, termination or completion of the Agreement. To avoid doubt, all the parties have agreed and confirmed that cases of breach as described under (2) and (3) shall be dealt with in accordance with the following arrangements under (2) and (3) rather than under (1).

(2) If the Transferor and/or the Target Company violates the representations and warranties made in the Agreement, or the representations and warranties in the Agreement are untrue or inaccurate, or the representations and warranties in the Agreement have changed before the closing date or significant negative changes have occurred to the relevant conditions of the Target Company that causes actual significant losses to the Purchaser and/or the Target Company or made it impossible for the Purchaser to realize its purchase purpose, if it is before the closing date, the Purchaser has the right to either adjust the Purchase Price and ask the Transferor and the Target Company to rectify the situation within a specified period so that there will not be material differences between the situation after the rectification and the representations and warranties in the Agreement, or to unilaterally terminate the agreement. The Purchaser will not be subject to any liabilities for delay in the completion of the closing or payment of the Purchase Price that is due to the aforementioned reasons. In case of termination of the Agreement, the Transferor needs to assume the direct costs paid by the Purchaser for the signing of the Agreement and the Transaction, including but not limited to expenses for hiring intermediaries. If it is after the closing date, in case of any actual losses to the Purchaser and/or the Target Company as a result of the aforementioned situations, the Purchaser has the right to ask the Transferor to compensate to the Purchaser for the actual losses and also has the right to unilaterally terminate the agreement.

(3) If the Purchaser and/or Party D substantively violate the representations and warranties in the Agreement and fail to make commercially reasonable efforts to rectify the violations or fail to rectify within a prescribed period, the Transferor has the right to choose to terminate the Agreement or ask the violating party to perform its obligations and assume liability for breach of the agreement in accordance with the Agreement or requirements of relevant laws and regulations.

Termination of the Agreement

Unless otherwise stipulated in the Agreement, under the following circumstances, the Agreement can be terminated at any time before closing, and the Transaction will also be abandoned:

1. All of the parties have forged a consensus through negotiations and entered into a written agreement to terminate the Agreement;

2. Any party can terminate the Agreement if (i) the closing has not been completed by the end of 2015 since the signing date of the Agreement (but the party that deliberately makes it impossible to complete the closing conditions or complete the obligations under the Agreement or deliberately violates the Agreement so that it is impossible to complete the closing on or before the aforementioned date does not have the right to terminate the Agreement in accordance with the clause; (ii) there exist effective government agency directives that prevent the completion of the Transaction and are final and can not be appealed; or (iii) there exist any statutory laws, rules, regulations or directives that are drawn up, issued or signed by any government agencies or deemed as applicable to the Transaction and could make the Transaction illegal or non-compliant with rules.

The party that terminates the Agreement shall issue a written notice to the parties that have not terminated the Agreement once the Agreement is terminated by all of the parties or any one party in accordance with the aforementioned contents. If the Agreement is terminated in accordance with the aforementioned contents, the Agreement shall become invalid immediately, and any party or its respective management staff, directors, owners or shareholders do not need to assume liabilities or obligations (liabilities that need to be assumed due to non-performance, deliberately false statements and/or intentional or deliberate violation of the Agreement can not be exempted). But the “Confidentiality Clause” and clause 1 and 2 of the “General Clauses” will remain effective and continue to exist after the Agreement is terminated.

Confidentiality Clause	Any facts existing herein, clauses and conditions mentioned herein and any information provided during the independent due diligence investigation shall constitute confidential information (hereinafter “Confidential Information”). The parties have agreed that any confidential information shall not be used or disclosed to any third party, unless it is required to be disclosed for the purpose of relevant audit, valuation, negotiation and execution of the transaction under the Agreement or required by the competent governmental authorities, ministries and commissions or stock exchanges (including in accordance with applicable US securities laws and relevant trading rules of the place where Party D is listed).

General Clauses

1. This Agreement shall be governed by and construed in accordance with the laws of China.

2. Any dispute arising from the Agreement shall be settled through friendly negotiation by all parties. If any dispute cannot be so settled, any party can refer the case to the Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) so that an arbitration can be conducted in accordance with the arbitration rules then in effect. The arbitration shall take place in Shanghai. The arbitration award will be final and legally binding upon all parties.

3. This Agreement shall become legally binding upon being signed by and affixed hereunto with the seals of all the parties hereto.

4. After it takes effect, the Agreement will replace the Share Purchase Framework Agreement signed by the Purchaser, the Transferor and the Target Company. And the Share Purchase Framework Agreement will expire.

Force majeure

In the Agreement, force majeure refers to objective circumstances that cannot be foreseen, avoided or overcome, including war, fire, flooding, typhoon, earthquake, policy changes and other events that cannot be resisted by human power. The party subject to a force majeure shall notify other parties immediately once the force majeure occurs. Proof must be provided to the relevant competent authorities within 15 days after the aforementioned event disappears. The party subject to a force majeure will not assume liability for breach of the agreement after providing the aforementioned proof.

Changes in applicable laws and regulations that make it impossible to perform the Agreement are deemed as force majeure.

Severability	If any clauses in the Agreement become invalid, in whole or in part, due to any reasons, other clauses in the Agreement will remain valid and should still apply.

Headlines	The headlines in the Agreement are for the convenience of reading only and shall not affect the interpretation of any clauses in the Agreement.

Notice

1. Any party that is, in accordance with the Agreement, required or allowed to issue a notice or other correspondence shall send it to the following addresses of other parties via special person delivery, registered mail (prepaid postage), express air mail, or fax. The date on which the notice is deemed as being effectively delivered is determined based on the following methods:

If the notice is delivered by a special person, the date of delivery will be deemed as the effective delivery date; if the notice is delivered via express air mail, the third work day after the express mail is sent will be deemed as the effective delivery date; if the notice is sent via registered mail (prepaid postage), the fifth work day after the registered mail is sent will be deemed as the effective delivery date.

If the notice is sent by fax, the date on which it is successfully sent is deemed as the effective delivery date (with the automatically generated confirmation of delivery as the proof).

2. For the purpose of receiving notices, the mailing address of each part is as follows:

Purchaser: Meitai Investment (Suzhou) Co., Ltd. ( )

Address: 7F, Block B, Building 1, Jinqi Plaza, Lane 2145, Jinshajiang Road, Shanghai

Recipient: Houmin Xia ( )

Transferor: Zhong Jun Hao ( )

Address: No.9 Huanle Road, Fengxian District, Shanghai

Each party can, in accordance with the clause of the Agreement, change its mailing address at any time by notifying other parties in writing.

Others	This Agreement shall become legally binding upon being signed by and affixed hereunto with the seals of all the parties hereto (if applicable). This agreement is produced in twenty (20) copies, with each party holding two (2) copies each. All the copies have the same legal effect.

(This is the signature page of the Share Purchase Agreement, with no main text)

Party A: Meitai Investment (Suzhou) Co., Ltd. ( )

Legal Representative or Authorized Representative:

Xiahou Min

/s/ Xiahou Min

Zhong Jun Hao ( ):

/s/ Zhong Jun Hao

Li Jin ( ):

/s/ Li Jin

Tong Ling Hong Xin Ling Xiang Investment Partnership ( )

Authorized representative:

Xie Lanpin

/s/ Xie Lanpin

Shanghai Yi Ju Sheng Yuan Equity Investment Centre ( )

Authorized representative: (corporate seal affixed)

Shanghai Ninecity Investment Holdings (Group) Co., Ltd. ( )

Authorized representative: (corporate seal affixed)

Shanghai Yi Ju Sheng Quan Equity Investment Centre ( )

Authorized representative: (corporate seal affixed)

Shanghai Panshi Investment Co., Ltd. ( )

Authorized representative: (corporate seal affixed)

Target Company: Shanghai All-Zip Roofing System Group Co., Ltd. ( )

Legal Representative or Authorized Representative:

Zhong Jun Hao

/s/ Zhong Jun Hao

Party D: Solar Power, Inc.

Authorized representative:

Xiahou Min

/s/ Xiahou Min

April 30, 2015

Appendix I: List of subsidiaries

Appendix II: Basic equity structure after restructuring

Appendix III: Disclosure Letter

Appendix IV: Trademarks

Appendix V: List of core staff members